Exhibit 4.1

EXECUTION VERSION

FOURTH AMENDMENT TO CREDIT AGREEMENT

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made and entered into as of July 20, 2020, by and among SHOE CARNIVAL, INC., an Indiana corporation (the “Borrower”), the Banks (as defined herein) party hereto, and WELLS FARGO BANK, N.A., a national banking association, as successor-by-merger to Wachovia Bank, National Association (together with its successors and assigns, the “Agent”), as Agent on behalf of itself and the Banks.

W I T N E S S E T H :

WHEREAS, Borrower, the financial institutions from time to time party thereto (the “Banks”), and Agent have executed and delivered that certain Credit Agreement dated as of January 20, 2010, as amended by that certain First Amendment to Credit Agreement dated as of April 10, 2013, as further amended by that certain Second Amendment to Credit Agreement dated as of March 27, 2017, as further amended by that certain Third Amendment to Credit Agreement dated as of April 16, 2020 (and as the same may have been further amended, restated, supplemented, or otherwise modified from time to time before the date hereof, the “Credit Agreement”); and

WHEREAS, the Borrower has requested that the Agent and the Banks party hereto amend certain provisions of the Credit Agreement as set forth herein, and the Agent and the Banks party hereto have agreed to such amendments, subject to the terms and conditions hereof.

NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, the parties hereto hereby covenant and agree as follows:

SECTION 1.  Definitions.  Unless otherwise specifically defined herein, each term used herein (and in the recitals above) which is defined in the Credit Agreement shall have the meaning assigned to such term in the Credit Agreement.  Each reference to “hereof,” “hereunder,” “herein,” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Credit Agreement shall from and after the date hereof refer to the Credit Agreement as amended hereby.

SECTION 2.  Amendments to Credit Agreement.

(a)  Section 1.1 of the Credit Agreement is amended to add the following new definition in appropriate alphabetical order:

“Fourth Amendment Effective Date” means July 20, 2020.

(b)  The definition of “LIBOR” in Section 1.1 of the Credit Agreement is amended so that it reads, in its entirety, as follows:

“LIBOR” shall mean the greater of (a) 0.75% per annum and (b) subject to the implementation of a Benchmark Replacement in accordance with Section 7.3, for any interest rate calculation with respect to a LIBOR Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Agent, at approximately 11:00 a.m. (London time) two Eurocurrency Business Days prior to the first day of the applicable Interest Period.  If, for any reason, the rate referred to in the foregoing clause (b) is not so published then “LIBOR” shall be determined by the Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Agent at approximately 11:00 a.m. (London time) two Eurocurrency Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period.  Each determination of LIBOR shall be made by the Agent and shall be conclusive in the absence of manifest error.  Notwithstanding the foregoing, (x) in no event shall LIBOR (including any Benchmark Replacement with respect thereto), as calculated under the foregoing clause (b), be less than zero and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 7.3, in the event that a Benchmark Replacement with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Benchmark Replacement (but subject to the minimum rate of interest established in the foregoing clause (a)).

(c)  Section 4.1(l) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(l)Other Loans and Guarantees.  Schedule 4.1(l) attached hereto lists all outstanding Funded Debt of Borrower and the Subsidiaries as of the Fourth Amendment Effective Date and after giving effect to the transactions contemplated herein.  There exists no default under the provisions of any instrument evidencing or securing Debt of Borrower or any Subsidiary or of any agreement otherwise relating thereto which has had or could reasonably be expected to result in a Material Adverse Effect.  Except (i) the Obligations and (ii) as disclosed on Schedule 4.1(l), neither Borrower nor any Subsidiary is a party to any loan transaction or Guarantee (other than the Subsidiary Guaranty Agreement) nor has any other existing Funded Debt.

(d)  Section 5.1(a)(iv) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(iv)As soon as available and in any event within 15 days after (A) the end of each of the fiscal months ending on or about May 31, 2020, through and including the last fiscal month of Borrower’s fiscal year ending on or about January 31, 2021, and (B) at all other times, the end of each fiscal month as to which there are Revolving Loans outstanding at the end of such fiscal month, a Borrowing Base Certificate, dated as of the end of such fiscal month, in the form of Exhibit E attached hereto (each a “Borrowing Base Certificate”), all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles, and consistency by the president, chief financial officer, or principal accounting officer of Borrower;

(e)  The first sentence of Section 5.1(e)(ii) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

Have a ratio of (A) the sum of (1) Funded Debt plus (2) three times Borrower’s Rental Expense (as defined below), to (B) the sum of (1) EBITDA (as defined below) plus (2) Borrower’s Rental Expense of not more than 3.0 to 1.0 at each fiscal quarter-end during the Term hereof (other than at the fiscal quarter ends occurring on or about July 31, 2020, October 31, 2020, and January 31, 2021).

(f)  Section 5.1(e)(iv) of the Credit Agreement is amended so that it reads, in its entirety, as follows:

(iv)Deliver a certificate of the chief financial officer or principal accounting officer of Borrower, containing the financial ratio calculations described in clauses 5.1(e)(i) and (ii) above (regardless of whether such calculations are being tested for covenant purposes under clause 5.1(e)(ii)) and of the Distributions paid under Section 5.2(e), simultaneously with the Compliance Certificate referred to in Section 5.1(a)(iii).

(g)  Schedule 4.1(l) to the Credit Agreement is amended so that it reads, in its entirety, in the form attached hereto as Schedule 4.1(l).

SECTION 3.  Conditions Precedent.  This Agreement shall become effective only upon satisfaction of the following conditions precedent:

(a)execution and delivery of this Agreement by Borrower, Agent, and each of the Banks;

(b)execution and delivery of the Consent, Reaffirmation, and Agreement of the Guarantors at the end hereof by each of the Guarantors;

(c)execution and delivery of the Florida Out-of-State Affidavit in the form of Exhibit A, attached hereto and made a part hereof, by the Borrower;

(d)there shall not have occurred a material adverse change since February 1, 2020, in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Borrower and its Subsidiaries taken as a whole or in the facts and information regarding such entities as represented to date; provided, that the impacts of the COVID-19 pandemic on the business operations or financial condition of the Borrower or any of its Subsidiaries that were disclosed by Borrower to the Agent in writing before the Third Amendment Effective Date shall not be given effect in determining whether the conditions precedent set forth in this clause (d) has been satisfied;

(e)there shall not have occurred any action, suit, investigation, or proceeding pending or threatened in any court or before any arbitrator or governmental authority that purports to materially and adversely affect (i) Borrower or any of its Subsidiaries, taken as a whole, (ii) any transaction contemplated hereby, or (iii) the ability of Borrower or any of its Subsidiaries or any other Obligor under any Guarantee to perform its respective obligations under the Loan Documents (as amended hereby); and

(f)Borrower shall have paid (or the Agent shall be satisfied with the arrangements made for the payment of) (i) an upfront fee to each of the Banks in an amount equal to 0.05% of each such Bank’s Commitment on the date hereof (and after giving effect hereto) and (ii) all other costs, fees, and expense owed by Borrower to the Banks and Agent as of the date hereof (with the

Borrower hereby authorizing the Agent to debit its applicable deposit account maintained with the Agent and to apply the proceeds thereof to the payment of the foregoing items).

SECTION 4.  Miscellaneous Terms.

(a)  Effect of Agreement.  Except as set forth expressly hereinabove, all terms of the Credit Agreement and the other Loan Documents shall be and remain in full force and effect, and shall constitute the legal, valid, binding, and enforceable obligations of Borrower.  Except to the extent otherwise expressly set forth herein, the amendments set forth herein shall have prospective application only from and after the date of this Agreement.

(b)  No Novation or Mutual Departure.  Borrower expressly acknowledges and agrees that (i) there has not been, and this Agreement does not constitute or establish, a novation with respect to the Credit Agreement or any of the other Loan Documents, or a mutual departure from the strict terms, provisions, and conditions thereof, other than with respect to the amendments contained in Section 2 above; (ii) nothing in this Agreement shall affect or limit Agent’s and Banks’ right to demand payment of liabilities owing from Borrower to Agent and Banks under, or to demand strict performance of, the terms, provisions, and conditions of the Credit Agreement and the other Loan Documents, to exercise any and all rights, powers, and remedies under the Credit Agreement or the other Loan Documents or at law or in equity, or to do any and all of the foregoing, immediately at any time after the occurrence and continuance of a Default or an Event of Default under the Credit Agreement or the other Loan Documents; and (iii) the amendments in Section 2 above shall not apply to any other past, present, or future noncompliance with any provision of the Credit Agreement or any of the other Loan Documents and do not constitute any course of dealing between Agent, Banks, and Borrower.

(c)  Ratification.  Borrower (i) hereby restates, ratifies, and reaffirms each and every term, covenant, and condition set forth in the Credit Agreement and the other Loan Documents to which it is a party effective as of the date hereof and (ii) restates and renews each and every representation and warranty heretofore made by it in the Credit Agreement and the other Loan Documents as fully as if made on the date hereof and with specific reference to this Agreement and any other Loan Documents executed or delivered in connection herewith (except with respect to representations and warranties made as of an expressed date, in which case such representations and warranties shall be true and correct as of such date).

(d)  No Default.  To induce Agent and the Banks a party hereto to enter into this Agreement and to continue to make advances pursuant to the Credit Agreement (subject to the terms and conditions hereof and thereof), Borrower hereby acknowledges and agrees that, as of the date hereof, and after giving effect to the terms hereof, there exists (i) no Default or Event of Default and (ii) no right of offset, defense, counterclaim, claim, or objection in favor of Borrower or arising out of or with respect to any of the Loans or other obligations of Borrower owed to the Agent and the Banks under the Credit Agreement or any other Loan Document.

(e)  Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Agreement may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Agreement.

(f)  Fax or Other Transmission.  Delivery by one or more parties hereto of an executed counterpart of this Agreement via facsimile, telecopy, or other electronic method of transmission pursuant to which the signature of such party can be seen (including, without limitation, Adobe Corporation’s Portable Document Format) shall have the same force and effect as the delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by facsimile or other electronic method of transmission shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability, or binding effect of this Agreement.

(g)  Section References.  Section titles and references used in this Agreement shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto evidenced hereby.

(h)  Further Assurances.  Borrower agrees to take, at Borrower’s expense, such further actions as Agent shall reasonably request from time to time to evidence the amendments set forth herein and the transactions contemplated hereby.

(i)  Severability.  Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

(j)  Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of New York.

[Continued on following page.]

IN WITNESS WHEREOF, each of the Borrower, the Agent, and the Banks a party hereto has caused this Agreement to be duly executed by its duly authorized officer as of the day and year first above written.

BORROWER:

SHOE CARNIVAL, INC., an Indiana corporation

By:	/s/ W. Kerry Jackson
Name:	W. Kerry Jackson
Title:	Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

AGENT AND BANKS:

WELLS FARGO BANK, N.A., as successor-by- merger to Wachovia Bank, National Association, as Agent and a Bank

By:	/s/ Andrew T. Cavallari
Name:	Andrew T. Cavallari
Title:	Vice President

FIFTH THIRD BANK, as a Bank

By:	/s/ Kelvin Canaday
Name:	Kelvin Canaday
Title:	Assistant Vice President

CONSENT, REAFFIRMATION, AND AGREEMENT OF GUARANTORS

Each of the undersigned (i) acknowledges receipt of the foregoing Fourth Amendment to Credit Agreement (the “Agreement”), (ii) consents to the execution and delivery of the Agreement by the parties thereto, and (iii) reaffirms all of its respective obligations and covenants under that certain Subsidiary Guaranty dated as of January 20, 2010 (as amended, restated, supplemented, or otherwise modified from time to time) and, in each case, agrees that none of its respective obligations and covenants thereunder shall be reduced or limited by the execution and delivery of the Agreement.

This Consent, Reaffirmation, and Agreement of Guarantors (this “Consent”) may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same instrument.  This Consent may be executed by each party on separate copies, which copies, when combined so as to include the signatures of all parties, shall constitute a single counterpart of the Consent.

Dated:  July 20, 2020.

SCLC, INC., a Delaware corporation

By:	/s/ Darryl E. Smith

Name:	Darryl E. Smith

Title:	Treasurer and Secretary

SCHC, INC., a Delaware corporation

By:	/s/ Pamela A. Jasinski

Name:	Pamela A. Janinski

Title:	Secretary and Assistant Treasurer

Exhibit A

FORM OF Florida Out-of-State Affidavit of BORROWER

[See attached.]

FLORIDA OUT-OF-STATE AFFIDAVIT OF BORROWER

STATE OF INDIANA

COUNTY OF VANDERBURGH

I, W. Kerry Jackson, after being duly sworn, depose and say:

(1)I am the Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer of Shoe Carnival, Inc., an Indiana corporation (the “Borrower”).

(2)On the date hereof, I, on behalf of the Borrower and with full authorization, executed that certain Fourth Amendment to Credit Agreement (the “Amendment”) to be dated on or about the date hereof, by and among the Borrower, the other Loan Parties party thereto, the financial institutions party thereto, and Wells Fargo Bank, N.A., as successor-by-merger to Wachovia Bank, National Association (together with its successors and assigns, the “Agent”), in Evansville, Indiana.

(3)On the date hereof, I, on behalf of Borrower, caused the Amendment to be delivered to Bethani Oppenheimer, Esq., via overnight courier (to Greenberg Traurig, LLP, 3333 Piedmont Road, NE, Suite 2500, Atlanta, GA  30305, Attn:  Bethani Oppenheimer), in Atlanta, Georgia.

(4)This Affidavit is made for the benefit of Agent for compliance with the laws of the State of Florida relating to documentary stamp taxes.

[CONTINUED ON FOLLOWING PAGE]

1.

FURTHER AFFIANT SAYETH NOT:
Signature of Borrower: shoe Carnival, Inc.	Dated as of July __, 2020
By: _______________________________ Name: W. Kerry Jackson Title: Senior Executive Vice President, Chief Financial and Administrative Officer and Treasurer

The foregoing affidavit was sworn to before me by W. Kerry Jackson this __ day of July, 2020, in Evansville, Indiana.

Notary Public, State of Indiana

Print Name

My commission expires:

My county of residence:

[NOTARY SEAL]

Schedule 4.1(l)

Loans and Guarantees

Outstanding Funded Debt of Borrower and the Subsidiaries as of the Fourth Amendment Effective Date:

1.	Standby letter of credit in the amount of $1,100,000 with Sentry Insurance a Mutual Company as beneficiary
2.	Standby letter of credit in the amount of $50,000 with Hartford Fire Insurance Company as beneficiary